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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
                        RANGE TO EXCHANGE TRUST PREFERRED

FORT WORTH, TEXAS, SEPTEMBER 19, 2003 - RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has agreed to exchange $10.2 million in cash and $50 million of a new 5.9% convertible preferred stock (the "Convertible Preferred") for $79.5 million of its outstanding 5.75% Trust Preferred. Closing of the exchange is scheduled for next week. The Company will recognize a $17 million pre-tax gain on the exchange ($11 million after tax) and its ongoing financing costs will decrease by $1.3 million a year. After the exchange, only $1.4 million of the $120 million Trust Preferred that was originally issued will remain outstanding.

The new Convertible Preferred will carry a 5.9% dividend payable quarterly, will be convertible into common stock at $8.50 per share and will be perpetual, having no redemption or sinking fund requirements. Beginning in September 2007, the Company may, at its sole election, redeem the Convertible Preferred for cash at 103%. In addition, beginning in September 2005, the Company may, at its sole election, cause the Convertible Preferred to convert into common stock if, at the time, the common stock has closed at $11.90 or higher for 20 of the previous 30 trading days.

John H. Pinkerton, President of Range, commented, "The exchange will decrease debt 19%, increase equity 32% and reduce annual financing costs by $1.3 million. The recent offering of 7.375% senior subordinated notes and the subsequent redemption of the 8.75% notes coupled with this exchange reflects our plan of continuing to reduce debt and simplify the balance sheet, while increasing production and reserves through our balanced strategy of exploration and development drilling coupled with complementary acquisitions."

Except for historical information, statements made in this release, including those relating to anticipated debt reduction, and future growth in production and reserves are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to the closing consummated, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by reference.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.


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                                                                        2003-21
Contact:  Rodney Waller, Senior Vice President
          Karen Giles
          (817) 870-2601
          www.rangeresources.com